Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                (305) 500-4210

Ryder Reports Record Third Quarter 2015 Results

•	Record Q3 Comparable EPS from Continuing Operations Up 7% to $1.74

•	Record Q3 EPS from Continuing Operations of $1.70 Increase 8%

•	Record Q3 Operating Revenue of $1.4 Billion Grows 6%

•	Q3 Total Revenue Remains at $1.7 Billion, from Lower Fuel Costs Passed Through to Customers

MIAMI, October 22, 2015 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today reported strong third quarter comparable earnings and revenue growth across all business segments. Earnings and earnings per diluted share (EPS) from continuing operations for the three months ended September 30 were as follows:

(in millions)	Earnings			Diluted EPS
	2015	2014	Change	2015	2014	Change
GAAP	$90.8	83.9	8%	$1.70	1.58	8%
Non-operating pension costs	2.7	1.4		0.05	0.03
Other items	(0.3)	1.2		(0.01)	0.02
Comparable	$93.3	86.5	8%	$1.74	1.63	7%

The Company reported third quarter operating revenue (revenue excluding all fuel and subcontracted transportation), reflecting higher full service lease and commercial rental revenue in Fleet Management Solutions (FMS), new business and increased volumes in Dedicated Transportation Solutions (DTS) and Supply Chain Solutions (SCS), partially offset by negative impacts from foreign exchange. Third quarter total revenue declined slightly from the prior year, as higher operating revenue was offset by lower fuel prices passed through to customers. Operating and total revenue for the three months ended September 30 were as follows:

(in millions)	Operating Revenue				Total Revenue
	2015	2014	Change	Change excl. FX	2015	2014	Change
Total	$1,426	1,344	6%	8%	$1,669	1,687	(1)%
FMS	$988	932	6%	8%	$1,158	1,187	(2)%
DTS	$184	169	9%	9%	$227	228	-
SCS	$319	305	5%	9%	$387	390	(1)%

Commenting on the Company’s third quarter performance, Ryder Chairman and CEO Robert Sanchez said, “In the third quarter, we delivered strong operating revenue growth across all three business segments. We also realized solid year-over-year earnings improvement, despite recently communicated growth-related maintenance challenges and less robust used vehicle sales conditions. We’ve made adjustments to add labor capacity within our maintenance organization, and based on the progress we’ve already made, we’re confident this growth-related challenge will be fully resolved by the end of October.

“We were pleased with the continued strong sales activity and fleet growth in our core full service lease product. Commercial rental demand also remained robust, supported by growth in our lease and national rental customer base. Rental performance in the U.S. was particularly strong, with a 12% increase in revenue. We officially launched our new on-demand maintenance product in the quarter and continue to expand sales efforts to respond to strong customer interest. Our business in both dedicated transportation and supply chain showed strong topline growth and performed generally in line with our expectations. We were also pleased that our return-on-capital spread widened to 140 basis points, an increase of 50 basis points from last year.”

Third Quarter Business Segment Operating Results

Fleet Management Solutions
In the FMS business segment, operating revenue (revenue excluding fuel) in the third quarter of 2015 was $988.4 million, up 6% (or 8% excluding foreign exchange) compared with the year-earlier period. Total revenue in the third quarter of 2015 was $1.2 billion, down 2%, as the operating revenue increase was more than offset by lower fuel costs passed through to customers. Full service lease revenue increased 6% (or 8% excluding foreign exchange) due to fleet growth and higher prices on replacement vehicles. The number of full service lease vehicles (excluding U.K. trailers) increased by 7,400 from the year-earlier period and grew by 1,900 vehicles sequentially from the second quarter of 2015. Commercial rental revenue grew 7% (or 9% excluding foreign exchange) reflecting increased demand and higher pricing in North America. Fuel services revenue decreased 34%, primarily reflecting lower fuel prices passed through to customers.

FMS earnings before tax were $126.4 million in the third quarter of 2015, up 5% compared with $120.9 million in the same period of 2014. Increased earnings primarily reflect higher full service lease results, and strong commercial rental performance, partially offset by lower used vehicle sales results, and strategic investments largely in sales and marketing and technology. Full service lease results benefited from fleet growth and lower depreciation associated with increased residual values. Strong commercial rental performance was driven by increased demand and higher pricing in North America, on a 7% larger average global fleet, partially offset by lower fleet utilization. Global rental power fleet utilization was 76.4% for the third quarter, down 160 basis points from the year-earlier period reflecting an increased number of out-of-service vehicles. Used vehicle sales results decreased due to lower volumes, particularly with power units, partially offset by higher but moderating pricing. FMS earnings before tax as a percentage of operating revenue were 12.8% in the third quarter of 2015, down 20 basis points from 13.0% in the same quarter a year ago, driven by lower used vehicle sales results.

Dedicated Transportation Solutions
In the DTS business segment, third quarter 2015 operating revenue (revenue excluding fuel and subcontracted transportation), was $184.2 million, up 9% compared with the year-earlier period. DTS operating revenue grew as a result of new business, as well as higher volumes and pricing. Total revenue in the third quarter of 2015 was $226.9 million, consistent with the year-earlier period, as increased operating revenue was offset by lower fuel costs passed through to customers.

DTS earnings before tax of $13.3 million increased 12% in the third quarter of 2015 compared with $11.9 million in 2014, as the benefits of higher operating revenue were partially offset by increased self-insurance costs. DTS earnings before tax as a percentage of operating revenue were 7.2% in the third quarter of 2015, up from 7.0% in the year-earlier period.

Supply Chain Solutions
In the SCS business segment, third quarter 2015 operating revenue (revenue excluding fuel and subcontracted transportation) was $318.8 million, up 5% (or 9% excluding foreign exchange) compared with the year-earlier period. SCS operating revenue grew as a result of new business, higher pricing, and increased volumes. Total revenue was down 1% to $387.3 million, compared with $390.2 million the same quarter a year ago, as increased operating revenue was more than offset by lower purchased transportation costs and lower fuel costs passed through to customers.

SCS earnings before tax of $26.6 million increased 9% in the third quarter of 2015 compared with $24.3 million in 2014 due to increased operating revenue. SCS earnings before tax as a percentage of operating revenue were 8.3% in the third quarter of 2015, up 30 basis points from 8.0% in the year-earlier period.

Corporate Financial Information
Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the third quarter of 2015, unallocated CSS costs were $10.1 million, down from $13.6 million in the year-earlier period due to marketing-related costs now being allocated to the businesses.

Items Excluded from Comparable Earnings
Non-operating components of pension costs are excluded from both comparable earnings and segment earnings before tax in order to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $4.8 million ($2.7 million after tax) or $0.05 per diluted share in the third quarter of 2015, up from $2.5 million ($1.4 million after tax) or $0.03 per diluted share in the year-earlier period. This increase was due to lower expected asset returns and new mortality assumptions adopted at the end of 2014. Third quarter 2015 results also included net recoveries of approximately $0.01 per diluted share primarily associated with adjustments to multi-employer pension settlements.

Income Taxes
The Company’s effective income tax rate from continuing operations for the third quarter of 2015 was 35.1% of pre-tax earnings, consistent with the year-earlier period. The comparable effective income tax rate for the third quarter of 2015 was 35.3% of earnings before tax, consistent with the year-earlier period.

Capital Expenditures
Capital expenditures from continuing operations increased to $2.11 billion for the third quarter of 2015, compared with $1.74 billion in the same period of 2014. The increase in capital expenditures primarily reflects planned investments in the full service lease and commercial rental fleets. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $1.79 billion in 2015, up from $1.34 billion in the same period of 2014.

Cash Flow
Operating cash flow from continuing operations through September 30, 2015 was $1.07 billion, up from $981 million in the same period of 2014, reflecting higher earnings and lower working capital needs. Total cash generated from continuing operations (including proceeds from used vehicle sales) through September 30, 2015 was $1.44 billion, compared with $1.42 billion in the same period of 2014. Free cash flow from continuing operations through September 30, 2015 was negative $644 million, compared with negative $317 million for the same period of 2014, reflecting increased capital expenditures to support growth.

Leverage
Total debt as of September 30, 2015 increased by $720 million compared with year-end 2014, due to investments in vehicles to fund growth. Debt to equity as of September 30, 2015 was 279% compared with 260% at year-end 2014. Debt to equity increased due to investments to fund growth and foreign exchange impacts. Due to the increase in leverage, the Company elected to temporarily pause the anti-dilutive share repurchase program early in the year. The Company will evaluate resumption of the program in 2016. Total debt to equity was slightly above Ryder’s long-term target range of 225% to 275%; however, this metric is expected to be within the target range at year end.

2015 Earnings Forecast

Commenting on the Company’s outlook, Mr. Sanchez said, “We expect to deliver record operating revenue and comparable earnings for both the fourth quarter and full-year 2015.
Comparable fourth quarter EPS are expected to be up 8% to 14% from last year. Strong operating revenue growth in the quarter is expected to be driven by the Fleet Management Solutions and Dedicated Transportation Solutions business segments. We are increasing our full-year forecast for lease fleet growth to a range of 6,000 to 6,500 vehicles, up from a previous range of 5,000 to 6,000. Our strong lease fleet growth in the second half of the year provides us with solid lease revenue and earnings momentum going into 2016. We expect similar rental revenue comparisons in the fourth quarter based on the good progress we’ve made in resolving our recent issue related to out-of-service vehicles. Those vehicles will be available to support strong rental reservations we’re seeing from seasonal shipping customers beginning in November. The Company expects fourth quarter results to continue to be impacted by reduced used truck sales volumes and lower price expectations that are now consistent with prior-year pricing. In dedicated transportation and supply chain, we expect solid earnings growth and continuation of the strong performance trends we saw in the third quarter. Although we expect continued growth and performance for the Company overall to be generally consistent with recent trends, the low end of our forecast range contemplates the potential for a modestly weaker rental and/or used vehicle sales environment. We continue to be excited about the results we’ve made, to date, as well as the future opportunities for increased secular outsourcing in all of our contractual product lines.”

Ryder’s fourth quarter comparable earnings forecast range of $1.72 to $1.82 per share, is up 8% to 14% from $1.59 in the same period last year. Fourth quarter results include an expected reduction of $0.02, due to the absence of anti-dilutive share repurchases. The Company’s full-year 2015 comparable earnings per share forecast of $6.17 to $6.29, is up 11% to 13% from $5.58 for full-year 2014.

Supplemental Company Information

Third Quarter Net Earnings

(in millions)	Earnings		Diluted EPS
	2015	2014	2015	2014
Earnings from continuing operations	$90.8	83.9	$1.70	1.58
Discontinued operations(1)	(0.2)	(0.3)	-	(0.01)
Net earnings	$90.6	83.6	$1.69	1.57

(1) Previously announced in 2009

Year-to-Date Operating Results

(in millions)	Nine months ended September 30
	2015	2014	Change
Total revenue	$4,900	4,982	(2)%
Operating revenue (1)	$4,119	3,903	6%

Earnings from continuing operations	$230.1	208.7	10%
Comparable earnings from continuing operations	$238.5	212.2	12%
Net earnings	$228.6	207.3	10%

Earnings per common share (EPS) - Diluted
Continuing operations	$4.31	3.92	10%
Comparable	$4.47	3.98	12%
Net earnings	$4.28	3.89	10%

(1) Excluding all fuel and subcontracted transportation

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following three, inter-related business segments:

•	Fleet Management Solutions - Ryder’s FMS business segment provides one-stop outsourcing of a range of solutions for commercial truck fleet operators, including vehicle maintenance,

leasing and rental, used vehicle sales, as well as services such as roadside assistance, fueling, safety, and financing options.

•
Dedicated Transportation Solutions - Ryder’s DTS business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DTS supports customers with specialized equipment or product handling needs, complex routes, rigorous service level agreements or high driver turnover.

•
Supply Chain Solutions - Ryder’s SCS business segment offers a broad range of innovative solutions designed to optimize day-to-day logistics operations and synchronize the supply of parts and finished goods with customer demand. Solutions are strategically engineered to address customer requirements and include lead logistics management, dedicated services, warehousing, transportation management, packaging, and other value-added services.

Notations

Total Obligations to Equity: Due to the recent change in sale-leaseback accounting treatment, Ryder will no longer report total obligations to equity, as this metric is now substantially the same as the Company’s debt to equity metric.

Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit http://investors.ryder.com/.

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Note Regarding Forward-Looking Statements:
Certain statements and information included in this news release are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding earnings performance, revenue growth in our business segments, fleet growth, performance in our product lines, expansion of on-demand maintenance, demand and pricing trends in commercial rental and used vehicle sales, return on capital spread, and anticipated resumption of our share repurchase program. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, lower than expected lease sales, decreases in commercial rental demand or poor acceptance of rental pricing, our ability to return out of service vehicles to the fleet in the fourth quarter, availability of rental vehicles to meet demand and availability of labor to maintain our fleet at normalized levels, fluctuations in market demand for used vehicles impacting current pricing and our anticipated proportion of retail versus wholesale sales, lack of customer demand for on-demand maintenance, higher than expected maintenance costs from new engine technology or due to lower than expected benefits from maintenance initiatives and a newer fleet, setbacks in the economic recovery, decreases in freight demand or volumes, poor operational execution particularly with start-ups and new product launches, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, slower than expected economic recovery in the U.K., business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers and new entrants, customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures:  This news release includes certain non-GAAP financial measures as defined under SEC rules, including operating revenue, operating revenue growth excluding foreign exchange, comparable earnings and earnings per share, comparable earnings per share forecast, comparable earnings before income tax, comparable tax rate, adjusted return on capital (and return on capital spread), total cash generated, free cash flow, and the ratios based on these financial measures. Refer to Appendix - Non-GAAP Financial Measures for more information about the non-GAAP financial measures contained in this presentation. Additional information as required by Regulation G regarding non-GAAP financial measures can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this presentation with the SEC, which are available at http://investors.ryder.com.

Beginning in 2015, in addition to excluding FMS fuel services revenue and subcontracted transportation from the calculation of operating revenue, we also exclude SCS and DTS fuel costs billed to customers.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Thursday, October 22, 2015, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia.

•
To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: PWXW5446388 and Passcode: RYDER.

•
To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-566-0638 (outside U.S. dial 1-402-998-0731), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

87-15

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended September 30, 2015 and 2014
(In millions, except per share amounts)

	Three Months		Nine Months
	2015	2014	2015	2014

Lease and rental revenues	$802.9	756.7	$2,311.0	2,180.2
Services revenue	734.8	732.0	2,165.7	2,183.2
Fuel services revenue	131.4	198.4	422.5	619.1
Total revenues	1,669.1	1,687.2	4,899.2	4,982.5

Cost of lease and rental	550.5	522.2	1,600.3	1,522.4
Cost of services	606.4	607.5	1,792.2	1,839.0
Cost of fuel services	129.6	194.9	408.0	605.7
Other operating expenses	31.3	28.9	98.9	96.5
Selling, general and administrative expenses	203.1	202.0	624.6	594.1
Gains on vehicle sales, net	(29.3)	(33.7)	(92.1)	(96.9)
Interest expense	39.0	36.7	114.9	107.9
Miscellaneous income, net	(1.4)	(1.0)	(5.0)	(11.2)
	1,529.2	1,557.5	4,541.6	4,657.7

Earnings from continuing operations before income taxes	139.9	129.6	357.5	324.7
Provision for income taxes	49.1	45.7	127.5	116.0
Earnings from continuing operations	90.8	83.9	230.1	208.7
Loss from discontinued operations, net of tax	(0.2)	(0.3)	(1.5)	(1.5)
Net earnings	$90.6	83.6	$228.6	207.3

Earnings (loss) per common share - Diluted
Continuing operations	$1.70	1.58	$4.31	3.92
Discontinued operations	—	(0.01)	(0.03)	(0.03)
Net earnings	$1.69	1.57	$4.28	3.89

Earnings per share information - Diluted
Earnings from continuing operations	$90.8	83.9	$230.1	208.7
Less: Distributed and undistributed earnings allocated to nonvested stock	(0.3)	(0.3)	(0.6)	(0.9)
Earnings from continuing operations available to common stockholders	$90.5	83.6	$229.4	207.9

Weighted-average shares outstanding - Diluted	53.3	53.0	53.2	53.0

Comparable earnings per share from continuing operations: *
EPS from continuing operations	$1.70	1.58	$4.31	3.92
Non-operating pension costs	0.05	0.03	0.15	0.07
Pension settlement adjustments	(0.01)	0.01	(0.01)	0.01
Professional fees	—	—	0.04	—
Tax law change	—	—	(0.03)	(0.03)
Acquisition transaction costs	—	0.01	—	0.01
Comparable EPS from continuing operations *	$1.74	1.63	$4.47	3.98

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	September 30, 2015	December 31, 2014

Assets:
Cash and cash equivalents	$75.4	50.1
Other current assets	1,042.1	1,026.1
Revenue earning equipment, net	8,036.7	7,201.9
Operating property and equipment, net	712.2	699.6
Other assets	953.8	905.7
	$10,820.2	9,883.4

Liabilities and shareholders' equity:
Current liabilities	$1,061.5	1,074.5
Total debt	5,450.7	4,730.6
Other non-current liabilities (including deferred income taxes)	2,355.9	2,259.2
Shareholders' equity	1,952.1	1,819.1
	$10,820.2	9,883.4

SELECTED KEY RATIOS AND METRICS

	September 30, 2015	December 31, 2014

Debt to equity	279%	260%
Effective interest rate (average cost of debt)	2.9%	3.2%

	Nine months ended September 30,
	2015	2014

Cash provided by operating activities from continuing operations	$1,071.3	981.0
Free cash flow *	(643.8)	(316.8)
Capital expenditures paid	2,087.3	1,741.2

Capital expenditures (accrual basis)	$2,105.6	1,737.3
Less: Proceeds from sales (primarily revenue earning equipment)	(321.0)	(395.7)
Net capital expenditures	$1,784.6	1,341.6

	Twelve months ended September 30,
	2015	2014

Return on average shareholders' equity	12.8%	14.4%
Return on average assets	2.3%	2.9%
Adjusted return on capital *	5.9%	5.7%
Weighted average cost of capital	4.5%	4.8%
Return on capital spread **	1.4%	0.9%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
** Non-GAAP financial measure. Return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended September 30, 2015 and 2014
(Dollars in millions)

	Three Months			Nine Months
	2015	2014	B(W)	2015	2014	B(W)

Total Revenue:
Fleet Management Solutions:
Full service lease	$609.3	575.8	6%	$1,782.1	1,694.1	5%
Contract maintenance	48.6	46.9	4%	143.6	136.9	5%
Contractual revenue	657.9	622.7	6%	1,925.7	1,831.0	5%
Commercial rental	250.6	234.2	7%	694.7	646.1	8%
Contract-related maintenance	59.9	56.8	5%	169.6	169.4	—%
Other	20.0	18.1	10%	56.7	53.2	7%
Fuel services revenue	169.2	255.0	(34)%	547.4	803.5	(32)%
Total Fleet Management Solutions	1,157.6	1,186.9	(2)%	3,394.1	3,503.2	(3)%
Dedicated Transportation Solutions	226.9	227.6	—%	663.1	677.5	(2)%
Supply Chain Solutions	387.3	390.2	(1)%	1,155.3	1,165.2	(1)%
Eliminations	(102.7)	(117.6)	(13)%	(313.3)	(363.5)	(14)%
Total revenue	$1,669.1	1,687.2	(1)%	$4,899.2	4,982.5	(2)%

Operating Revenue: *
Fleet Management Solutions	$988.4	931.9	6%	$2,846.7	2,699.7	5%
Dedicated Transportation Solutions	184.2	168.7	9%	526.9	491.9	7%
Supply Chain Solutions	318.8	304.8	5%	934.3	890.4	5%
Eliminations	(65.0)	(60.9)	7%	(188.4)	(179.1)	5%
Operating revenue	$1,426.5	1,344.5	6%	$4,119.4	3,902.9	6%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$126.4	120.9	5%	$338.6	311.5	9%
Dedicated Transportation Solutions	13.3	11.9	12%	34.7	33.5	3%
Supply Chain Solutions	26.6	24.3	9%	70.0	55.1	27%
Eliminations	(12.0)	(9.6)	(25)%	(35.1)	(29.7)	(18)%
	154.3	147.5	5%	408.1	370.4	10%
Unallocated Central Support Services	(10.1)	(13.6)	26%	(32.9)	(36.5)	10%
Non-operating pension costs	(4.8)	(2.5)	(95)%	(14.4)	(7.3)	(96)%
Restructuring and other, net	0.4	(1.8)	NM	(3.3)	(1.8)	NM
Earnings from continuing operations before income taxes	139.9	129.6	8%	357.5	324.7	10%
Provision for income taxes	49.1	45.7	(7)%	127.5	116.0	(10)%
Earnings from continuing operations	$90.8	83.9	8%	$230.1	208.7	10%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended September 30, 2015 and 2014
(Dollars in millions)

	Three Months			Nine Months
	2015	2014	B(W)	2015	2014	B(W)

Fleet Management Solutions

Total revenue	$1,157.6	1,186.9	(2)%	$3,394.1	3,503.2	(3)%
Fuel services revenue(a)	(169.2)	(255.0)	(34)%	(547.4)	(803.5)	(32)%
Operating revenue *	$988.4	931.9	6%	$2,846.7	2,699.7	5%

Segment earnings before income taxes	$126.4	120.9	5%	$338.6	311.5	9%

Earnings before income taxes as % of total revenue	10.9%	10.2%		10.0%	8.9%

Earnings before income taxes as % of operating revenue *	12.8%	13.0%		11.9%	11.5%

Dedicated Transportation Solutions

Total revenue	$226.9	227.6	—%	$663.1	677.5	(2)%
Subcontracted transportation	(13.7)	(17.1)	(20)%	(42.8)	(56.5)	(24)%
Fuel costs(a)	(29.0)	(41.8)	(31)%	(93.4)	(129.2)	(28)%
Operating revenue *	$184.2	168.7	9%	$526.9	491.9	7%

Segment earnings before income taxes	$13.3	11.9	12%	$34.7	33.5	3%

Earnings before income taxes as % of total revenue	5.9%	5.2%		5.2%	4.9%

Earnings before income taxes as % of operating revenue *	7.2%	7.0%		6.6%	6.8%

Supply Chain Solutions

Total revenue	$387.3	390.2	(1)%	$1,155.3	1,165.2	(1)%
Subcontracted transportation	(54.0)	(63.7)	(15)%	(172.0)	(200.3)	(14)%
Fuel costs(a)	(14.6)	(21.7)	(33)%	(49.1)	(74.5)	(34)%
Operating revenue *	$318.8	304.8	5%	$934.3	890.4	5%

Segment earnings before income taxes	$26.6	24.3	9%	$70.0	55.1	27%

Earnings before income taxes as % of total revenue	6.9%	6.2%		6.1%	4.7%

Earnings before income taxes as % of operating revenue *	8.3%	8.0%		7.5%	6.2%

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS to DTS and SCS.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended September 30,		Nine months ended September 30,		Change 2015/2014
	2015	2014	2015	2014	Three Months	Nine Months

Full service lease
Average fleet count	129,900	123,000	128,000	123,100	6%	4%
End of period fleet count	130,600	123,200	130,600	123,200	6%	6%
Miles/unit per day change - % (a)	(1.2)%	2.3%	(0.3)%	1.3%

Commercial rental
Average fleet count	43,800	40,800	42,100	39,600	7%	6%
End of period fleet count	43,800	40,700	43,800	40,700	8%	8%
Rental utilization - power units	76.4%	78.0%	76.0%	76.7%	(160) bps	(70) bps
Rental rate change - % (b)	2.4%	4.3%	3.5%	4.7%

Customer vehicles under
contract maintenance
Average fleet count	41,400	40,200	42,600	38,800	3%	10%
End of period fleet count	41,500	41,300	41,500	41,300	—%	—%

Customer vehicles under
on-demand maintenance (c)
Fleet serviced during the period	8,200	6,200	16,900	13,000	32%	30%

DTS
Average fleet count (d)	7,600	7,200	7,400	7,000	6%	6%
End of period fleet count(d)	7,600	7,000	7,600	7,000	9%	9%

SCS
Average fleet count (d)	6,100	5,300	5,800	5,500	15%	5%
End of period fleet count(d)	6,300	5,500	6,300	5,500	15%	15%

Used vehicle sales (UVS)
Average UVS inventory	5,900	6,000	5,800	6,800	(2)%	(15)%
End of period fleet count	6,100	5,800	6,100	5,800	5%	5%
Used vehicles sold	4,400	5,000	13,400	16,100	(12)%	(17)%
UVS pricing change - % (e)
Tractors	5%	16%	10%	11%
Trucks	8%	14%	10%	14%
Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for full service lease and commercial rental.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Total revenue	$1,669.1	1,687.2	$4,899.2	4,982.5
Fuel	(175.0)	(261.9)	(565.0)	(822.8)
Subcontracted transportation	(67.6)	(80.8)	(214.8)	(256.8)
Operating revenue *	$1,426.5	1,344.5	$4,119.4	3,902.9

OPERATING REVENUE GROWTH EXCLUDING FOREIGN EXCHANGE RECONCILIATION
	Third Quarter			Year-to-Date
	2015 vs 2014 Growth	Fx Impact (a)	Growth excl Fx	2015 vs 2014 Growth	Fx Impact (a)	Growth excl Fx

RSI Operating Revenue	6%	(2)%	8%	6%	(2)%	8%
FMS Operating Revenue	6%	(2)%	8%	5%	(2)%	7%
SCS Operating Revenue	5%	(4)%	9%	5%	(3)%	8%
Full Service Lease Revenue	6%	(2)%	8%	5%	(2)%	7%
Commercial Rental Revenue	7%	(2)%	9%	8%	(2)%	10%

CASH FLOW RECONCILIATION	Nine months ended September 30,
	2015	2014

Net cash provided by operating activities from continuing operations	$1,071.3	981.0
Proceeds from sales (primarily revenue earning equipment)	321.0	395.7
Collections on direct finance leases	51.2	48.9
Other	—	(1.3)
Total cash generated *	1,443.5	1,424.4
Capital expenditures	(2,087.3)	(1,741.2)
Free cash flow *	$(643.8)	(316.8)

Notes:

(a)
Foreign exchange impact was calculated by dividing the results for the current and prior year periods by the exchange rates in effect on September 30, 2014, which was the last day of the prior year period, rather than the actual exchange rates in effect as of September 30, 2015.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

RETURN ON CAPITAL RECONCILIATION	Twelve months ended September 30,
	2015	2014

Net earnings (12-month rolling period)	$239.6	271.8
+ Restructuring and other items	116.3	3.2
+ Income taxes	129.7	147.5
Adjusted earnings before income taxes	485.6	422.5
+ Adjustments	152.0	142.7
- Adjusted income taxes	(228.8)	(198.3)
= Adjusted net earnings for ROC (numerator)	$408.8	366.9

Average total debt	$4,988.8	4,516.2
Average off-balance sheet debt	1.5	1.9
Average shareholders' equity	1,877.7	1,894.7
Adjustment to equity (a)	18.3	(1.4)
Adjusted average total capital (denominator)	$6,886.3	6,411.3

Adjusted ROC *	5.9%	5.7%

Notes:

(a)	Represents comparable earnings items for those periods.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

	Three Months			Nine Months
	2015			2015
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,669.1	—	$1,669.1	$4,899.2	—	$4,899.2

Cost of lease and rental	550.5	—	550.5	1,600.3	—	1,600.3
Cost of services	606.4	—	606.4	1,792.2	—	1,792.2
Cost of fuel services	129.6	—	129.6	408.0	—	408.0
Other operating expenses	31.3	—	31.3	98.9	—	98.9
Selling, general and administrative expenses (a)(b)	203.1	(4.3)	198.8	624.6	(17.7)	606.9
Gains on vehicle sales, net	(29.3)	—	(29.3)	(92.1)	—	(92.1)
Interest expense	39.0	—	39.0	114.9	—	114.9
Miscellaneous income, net	(1.4)	—	(1.4)	(5.0)	—	(5.0)
	1,529.2	(4.3)	1,524.8	4,541.6	(17.7)	4,523.9
Earnings from continuing operations before income taxes	139.9	4.3	144.2	357.5	17.7	375.2
Provision for income taxes (c)	(49.1)	(1.9)	(51.0)	(127.5)	(9.2)	(136.7)
Earnings from continuing operations	90.8	2.5	93.3	230.1	8.4	238.5

Tax rate on continuing operations	35.1%		35.3%	35.7%		36.4%

Earnings per common share - Diluted:
Continuing operations	$1.70	0.04	$1.74	$4.31	0.16	$4.47

	Three Months			Nine Months
	2014			2014
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,687.2		$1,687.2	$4,982.5		$4,982.5

Cost of lease and rental	522.2	—	522.2	1,522.4	—	1,522.4
Cost of services	607.5	—	607.5	1,839.0	—	1,839.0
Cost of fuel services	194.9	—	194.9	605.7	—	605.7
Other operating expenses	28.9	—	28.9	96.5	—	96.5
Selling, general and administrative expenses (a)(b)	202.0	(4.3)	197.7	594.1	(9.1)	585.1
Gains on vehicle sales, net	(33.7)	—	(33.7)	(96.9)	—	(96.9)
Interest expense	36.7	—	36.7	107.9	—	107.9
Miscellaneous income, net	(1.0)	—	(1.0)	(11.2)	—	(11.2)
	1,557.5	(4.3)	1,553.2	4,657.7	(9.1)	4,648.6
Earnings from continuing operations before income taxes	129.6	4.3	133.9	324.7	9.1	333.9
Provision for income taxes (c)	(45.7)	(1.7)	(47.4)	(116.0)	(5.7)	(121.7)
Earnings from continuing operations	83.9	2.6	86.5	208.7	3.5	212.2

Tax rate on continuing operations	35.3%		35.4%	35.7%		36.4%

Earnings per common share - Diluted:
Continuing operations	$1.58	0.05	$1.63	$3.92	0.06	$3.98

Notes regarding adjustments:

(a)
Non-operating pension costs, which include amortization of actuarial loss, interest cost, expected return on plan assets and pension settlement charges. Third quarter and year-to-date 2015 include non-operating pension costs of ($4.8) and ($14.4), respectively. Third quarter and year-to-date 2014 include non-operating pension costs of ($2.5) and ($7.3) respectively.

(b)
Third quarter and year-to-date 2015 include professional fees of ($0.1) and ($3.8), respectively, and pension settlement adjustments of $0.5 in both periods. Third quarter and year-to-date 2014 includes pension settlement charges of ($1.3) and acquisition transaction costs of ($0.6).

(c)
Tax impact of comparable earnings items. Year-to-date 2015 also included benefit of tax law changes in the states of Connecticut and Texas and the city of New York. Year-to-date 2014 also included benefit of tax law change in the state of New York.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
EARNINGS PER SHARE FORECAST AND OTHER INFORMATION - UNAUDITED

Comparable earnings per share from continuing operations forecast:*	Fourth Quarter 2015	Full Year 2015
EPS from continuing operations	$1.67- 1.77	$5.97 - 6.09
Non-operating pension costs	0.05	0.20
Pension settlement adjustments	—	(0.01)
Benefit from tax law change	—	(0.03)
Professional fees	—	0.04
Comparable EPS from continuing operations forecast*	$1.72 - 1.82	$6.17 - 6.29

	Three Months		Nine Months
	2015	2014	2015	2014
Depreciation expense	$291.4	269.3	$838.1	781.4
Subcontracted transportation	$(67.6)	(80.8)	$(214.8)	(256.8)

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.